SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                    Form 8-K


                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                         Date of Report: August 12, 1997



                                   AT&T CORP.


A New York                      Commission File                  I.R.S. Employer
Corporation                       No. 1-1105                      No. 13-4924710




            32 Avenue of the Americas, New York, New York 10013-2412


                         Telephone Number (212) 387-5400




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Form 8-K                                                              AT&T Corp.
August 12, 1997


Item 2.  Acquisition or Disposition of Assets.

AT&T currently owns 13,494,750 shares of common stock, par value $.01 per share (the "LIN TV Common Stock"), of LIN Television Corporation, a Delaware corporation ("LIN TV"), representing approximately 45.4% of the issued and outstanding LIN TV Common Stock outstanding. The LIN TV Common Stock owned by AT&T is held of record in the name of MMM Holdings, Inc., a Delaware corporation ("MMM"), which is a wholly owned subsidiary of AT&T Wireless Services, Inc., a Delaware corporation ("AT&T Wireless"), which is a wholly owned subsidiary of AT&T.

On August 12, 1997, LIN TV, Ranger Holdings Corp., a Delaware corporation ("Parent") and Ranger Acquisition Company, a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provides for the acquisition by Parent of all of the outstanding shares of LIN TV Common Stock at $47.50 per share in cash (plus accretion) by means of a merger (the "Merger") of Sub with and into LIN TV. The Merger is subject to various conditions, including the approval by the Federal Communications Commission of the transfer of LIN TV's broadcasting licenses, the approval of the Merger by the holders of a majority of the outstanding shares of LIN TV Common Stock (excluding shares held by AT&T), funding of the transaction under debt and equity commitments that have been secured, and the expiration of the applicable Hart-Scott-Rodino waiting period. In connection therewith, AT&T, AT&T Wireless and MMM entered into a stockholders agreement with Parent, Sub and Issuer whereby MMM agreed, and AT&T and AT&T Wireless agreed to cause MMM, to vote its shares of LIN TV Common Stock in favor of the proposed Merger in the event that the majority of holders of the publicly held shares vote in favor of the Merger.

In addition, in connection with the spin-off of LIN TV from LIN Broadcasting Corporation in December 1994, LIN TV and AT&T Wireless entered into a private market value guarantee (the "Television Guarantee"), which, among other things, provides for an appraisal and sale of LIN TV in 1998. Under the Television Guarantee, appraisers would have determined the private market value of LIN TV and AT&T would have had the option to purchase, at the appraised price, the outstanding shares of LIN TV Common Stock it did not own. If AT&T were to decline to exercise its option, then LIN TV would be put up for sale under the direction of the independent directors. Under the terms of an amendment to the Television Guarantee, AT&T has relinquished its purchase option, the requirement to appoint independent appraisers has been eliminated, and the commencement date of any sale process has been deferred and will occur only if the Merger does not occur.

The gross proceeds to AT&T from the sale of its interest in LIN TV, should all conditions to the Merger be satisfied and the Merger become effective, total approximately $641 million.

In addition, in a separate transaction AT&T agreed to sell its television station in Grand Rapids, Michigan (WOOD-TV) to Parent for approximately $123 million, subject to certain adjustments, when the Merger occurs. If the Merger does not occur, Wood-TV will be purchased by LIN TV on substantially the same terms.



Item 7.  Exhibits.

99.1 Stockholders Agreement, dated August 12, 1997, by and among Ranger Holdings Corp., Ranger Acquisition Company, AT&T Corp., AT&T Wireless Services, Inc., MMM Holdings, Inc. and LIN Television Corporation.

99.2     Press release issued by AT&T on August 12, 1997.

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Form 8-K                                               AT&T Corp.
August 12, 1997




                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                   AT&T CORP.




                                   By: /s/  Marilyn J. Wasser
                                   ------------------------------------
                                   Name:    Marilyn J. Wasser
                                   Title:   Vice President and Secretary






August 12, 1997

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                                  Exhibit Index



99.1 Stockholders Agreement, dated August 12, 1997, by and among Range Holdings Corp., Ranger Acquisition Company, AT&T Corp., AT&T Wireless Services, Inc., MMM Holdings, Inc. and LIN Television Corporation.

99.2     Press release issued by AT&T on August 12, 1997.